Exhibit 10.1

INTRAMONT TECHNOLOGIES, INC.

February 11, 2025

Mangoceuticals, Inc.

Attn: Jacob Cohen

15110 Dallas Parkway, Suite 600

Dallas, TX 75248

RE: Payments to Intramont Technologies per Patent Purchase Agreement

Dear Mr. Cohen,

Reference is hereby made to Mangoceuticals, Inc’s payment obligations pursuant to Section 3.1(b) of the Patent Purchase Agreement entered into and effective on April 24, 2024. This letter is to confirm our ongoing commitment and partnership in further developing and improving the patent portfolio that was purchased by Mangoceuticals, and Intramont Technologies’ further assistance and involvement in moving the patent through the product development phase and towards commercialization.

In the spirit of our collective efforts, and to memorialize these conversations with an effective date of December 31, 2024, Intramont has agreed that all funds paid by Mangoceuticals towards the furtherance and development of the patent portfolio, shall go towards the balance owed to Intramont pursuant to section 3.1(b), which the balance as of the December 31, 2024 was $373,000.

Examples of these payments to be credited to the outstanding balance include, but are not limited to, payments to consultants, attorneys, patent and trademark filing fees, efficacy studies, clinical trials, and any future payments made towards the collaboration on a commercialization strategy (the “Payments”).

In consideration for Mangoceuticals agreement to make these Payments throughout the year, coupled with the consideration and understanding that Mangoceuticals will work with me and my team in good faith (but without any specific requirements) on the financing, development and commercialization of the patent portfolio, Intramont further waives any term, timeline or timing deadline for these Payments.

I appreciate your ongoing support and commitment to this project and look forward to furthering the development of this patent portfolio together with Mangoceuticals.

Sincerely,		AGREED AND ACCEPTED:

By:	/s/ James Intrater	By:	/s/ Jacob D. Cohen
	James Intrater		Jacob Cohen
	Chief Executive Officer		Chief Executive Officer
	Intramont Technologies, Inc.		Mangoceuticals, Inc.